Exhibit (a)(1)(G)

[FORM OF “QUESTION AND ANSWER” MEETING ANNOUNCEMENT]

To PDF Solutions, Inc. Optionholders Eligible to Participate in the Offer to Exchange

There will be a meeting held on [                  ], 2009 to discuss the terms of the Offer to Exchange relating to certain stock options and to answer any questions you may have.  The meetings will start at [                  ] [and will be held in                                        ].  [You may participate in the meeting by using the following dial-in number                            ].

Thank you,

Joy E. Leo